Exhibit 10.02+

February 17, 2023

Sandeep Aujla
Intuit Inc.
2535 Garcia Avenue
Mountain View, CA 94043

Dear Sandeep,

You are a valued leader and play a critical role in Intuit’s mission to power prosperity around the world. I’m delighted to confirm your promotion to Executive Vice President, Chief Financial Officer, effective August 1, 2023. This promotion recognizes your trajectory changing performance and the critical impact you have had across Intuit.

I am pleased to provide you with details about your new compensation, which will also be effective, August 1, 2023. This offer is consistent with the current “tier one” compensation packages applicable for certain direct reports of the CEO and subject to approval by the Compensation and Organizational Development Committee of the Board.

Title	EVP, Chief Financial Officer
Base	$770,000
Target Bonus (% Salary)	120%
Target Total Cash	$1,694,000
Long-Term Incentives *	$11,000,000
Pro-Forma Target TDC	$12,694,000

There are three additional considerations that become effective with this promotion to the Company’s highest management level:
1.Your stock ownership requirement increases from 1.5x your salary as an SVP to 5.0x your salary as an EVP/CFO. You will have three fiscal years to reach the stock ownership requirement following promotion.
2.Your compensation will be reported publicly, including in the proxy statement, through Section 16 reporting of your equity transactions (on Forms 3, 4 and 5) and to the California Secretary of State.
3.A member of the legal team will be scheduling time with you to review the above requirements applicable to your new EVP role.

I look forward to seeing your success and development in the EVP, CFO role. I am confident you will continue to be a role model leader and achieve great outcomes across Intuit.

Congratulations,

/s/ Sasan Goodarzi

Sasan Goodarzi
President and Chief Executive Officer

cc: Laura Fennell

*FY23 focal equity grant amount subject to approval of CODC